Exhibit 99.1

Corporate Contact:
Lowell Rush, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com
FOR IMMEDIATE RELEASE
Direct Insite Announces Fourth Quarter and Fiscal Year 2013 Results
Annual Revenue Increases to $8,981,000

Fort Lauderdale, FL– March 26, 2014 – Direct Insite Corp. (OTC QB: DIRI), a leading provider of cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable, and Payments automation, today announced financial results for the fourth quarter and year ended December 31, 2013. Total revenue for the three months ended December 31, 2013, was $2,025,000, a decrease of $239,000 or 10.6%, from revenue of $2,264,000 for the three months ended December 31, 2012. Total revenue for the year ended December 31, 2013, was $8,981,000, an increase of $167,000, or 1.9%, from revenue of $8,814,000 for the year ended December 31, 2012.

The net loss for the three months ended December 31, 2013, was $119,000, compared with last year’s net income of $237,000. The year-over-year decline in quarterly net income was primarily due to the non-recurrence of last year’s $174,000 income tax benefit that resulted from a valuation of our net deferred assets. As a result, our loss per share for the three months ended December 31, 2013 was $0.01 compared to earnings per share of $0.02 for the compared prior period.

Net income for the year ended December 31, 2013, was $164,000, a decrease of $301,000 from net income of $465,000 for the year ended December 31, 2012. The decrease in net income was primarily due to an increase in operating costs and expenses (primarily salaries, insurance and investor relations expenses) and the non-recurrence of last year’s $174,000 income tax benefit arising from the valuation of our deferred tax assets.  Basic and diluted earnings per share for the year ended December 31, 2013, was $0.01 compared to earnings per share of $0.04 for the compared prior period.

Recurring revenue for the three months ended December 31, 2013, was $1,718,000, a decline of $181,000, or 9.5%, from recurring revenue of $1,899,000 for the three months ended December 31, 2012. This decrease in recurring revenue was primarily due to the HP customer that terminated its contract effective March 31, 2013, partially offset by revenue from new customers that began utilizing our services during the past twelve months. Recurring revenue for the year ended December 31, 2013, was $7,426,000, an increase of $52,000, or 0.7%, from recurring revenue of $7,374,000 for the year ended December 31, 2012. Year-over-year recurring revenue increases are primarily due to the impact from new customers, partially offset by the aforementioned customer termination.

Non-recurring revenue for the three months ended December 31, 2013, was $307,000, a decrease of $58,000, or 15.9%, from non-recurring revenue of $365,000 for the compared year ended. This decrease was primarily due to lower startup engineering services revenue from new customers during the fourth quarter of 2013.  Non-recurring revenue for the year ended December 31, 2013, was $1,555,000, an increase of $115,000, or 8.0%, from non-recurring revenue of $1,440,000 for the year ended December 31, 2012. Year-over-year non-recurring revenue increases were primarily due to start-up engineering services provided to new customers.

Working capital at December 31, 2013, was $1,967,000, an increase of $72,000, or 3.8%, from working capital of $1,895,000 at December 31, 2012. Cash provided by operating activities at December 31, 2013 was $1,065,000, an increase of $343,000, or 47.5%, compared to cash used in operations of $722,000 for the same period in 2012.

Direct Insite President and Chief Executive Officer, Matthew E. Oakes stated, “Direct Insite remains focused on growing our client base, expanding and improving our suite of product offerings that significantly enhance existing and new customers’ working capital management capabilities.” Oakes continued, “Companies are continuing to identify and implement solution tools that automate and transform business processes, eliminate paper and accelerate cash flow. We see an increasing level of opportunity for e-invoicing solutions and look forward to filling such demand with our cutting edge AP and AR automation solutions.”

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s December 31, 2013 Form 10-K, filed with the Securities and Exchange Commission on March 26, 2014, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statements of Income

	For the Three Months Ended		For the Year Ended
	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Revenue	$2,025,000	$2,264,000	$8,981,000	$8,814,000
Operating Income (Loss)	$(107,000)	$81,000	$150,000	$326,000
Other Expense (Income), Net	$8,000	$18,000	$(18,000)	$35,000
Income (Loss) Before Income Taxes	$(115,000)	$63,000	$168,000	$291,000
Provision for (Benefit from) Income Taxes	$4	$(174,000)	$4,000	$(174,000)
Net Income (Loss)	$(119,000)	$237,000	$164,000	$465,000
Basic and diluted Income (Loss) per Share	$(0.01)	$0.02	$0.01	$0.04
Basic shares outstanding	12,599,000	12,421,000	12,519,000	12,321,000
Diluted shares outstanding	12,748,000	12,434,000	12,635,000	12,328,000

Summarized Financial Information – Balance Sheet

Balance Sheet	Dec. 31, 2013	Dec. 31, 2012
Total Cash	$1,371,000	$1,098,000
Total Current Assets	$3,579,000	$3,353,000
Total Assets	$5,562,000	$5,161,000
Total Current Liabilities	$1,612,000	$1,458,000
Total Liabilities	$1,648,000	$1,620,000
Total Stockholders’ Equity	$3,914,000	$3,541,000

About Direct Insite

Direct Insite delivers cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable and Payments automation. Since 2001, Direct Insite has built a track record in automating some of the most demanding financial environments. Today, more than 450,000 suppliers and customers use Direct Insite’s e-invoicing network across over 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line™ platform provides critical procurement, shared services and treasury functionality, which includes: company profile management, e-invoicing, workflow management, payment processing, spend management and business intelligence, dynamic discounting and supply chain financing.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months and year ended December 31, 2013 on Wednesday, March 26, 2014 at 2:00 PM (Eastern).  This call is being webcast by Issuer Direct and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9210.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to retain existing customers, the effectiveness of our marketing efforts in attracting new customers, the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions, other competitive factors, general business and economic conditions, and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.